Exhibit 99.1

Dear Fellow Shareholder,

Much has changed since our last letter, beginning most prominently with our new name: root9B Holdings, Inc. This new name reflects our commitment to re-focus our business to that of a pure-play cybersecurity company based on the operations of our wholly-owned subsidiary, root9B, LLC. We believe this is the best path forward to expand our operations and enhance the long-term value of your investment.

To this end, we are undertaking a series of initiatives that we expect to complete in 2017. These initiatives will be led by Dan Wachtler, President and COO of root9b Holdings, and Eric Hipkins, founder and CEO of root9B, LLC.

Our top three priorities involve exploring the divestiture and/or downsizing of our non-cybersecurity assets: IPSA International, Control Engineering, and Business Advisory Solutions.

The cash-intensive nature of IPSA and the volatile revenue swings within the AML practice suggest we explore the potential sale of this asset as a way to generate additional, non-dilutive capital to strengthen our balance sheet and fund the growth of our cybersecurity business. Dan Wachtler is leading this assessment and we have engaged an investment banking firm to assist in this review.

We are also pursuing the sale of Control Engineering (“CEI”). A small part of our current operations, CEI is the last remaining asset of the energy business strategy taken on by our former management team, and there simply are no synergies with our current cybersecurity focus.

Likewise, our Business Advisory Solutions (“BAS”) practice is a long-time legacy operation of our former Premier Alliance founders.  BAS currently operates in highly-competitive markets with low barriers to entry, and one of its core business lines relates to Sarbanes-Oxley and other compliance-driven work, which tends to be seasonal in nature. We are reviewing several options with respect to the operations of BAS.

We want to emphasize that these are good companies with promising futures. However, they are not synergistic with our “pure-play” cyber focus.

We are also centralizing our operations, and enhancing our internal capabilities. Most prominently, we have relocated our corporate headquarters from Charlotte, NC to Colorado Springs, CO, which is home to root9B. This move is symbolic of our evolution into a pure-play cybersecurity company, and a reflection of our commitment to this endeavor. We are also consolidating a number of corporate support functions in order to improve efficiencies and reduce costs.

In late November, William (“Bill”) Hoke, CPA joined the company as Chief Financial Officer. Bill is a seasoned financial and operating executive who brings more than 30 years of relevant experience to root9B Holdings, including leading Nasdaq-listed companies. His strong track record with acquisitions and integration, and his experience in IT and SEC financial reporting makes Bill an ideal fit for our organization, and we welcome him aboard.

We will continue to consider the most prudent means of raising additional capital in order to fund the growth of root9B. This includes funds raised from any potential sale of assets, as referenced earlier in this letter. It is worth noting here that the Company’s executive management team and the Board of Directors, in the aggregate, own over 25% of RTNB common stock.
In response to feedback from our investors, we are also pursuing the uplisting of our stock to a national exchange. In this regard, we announced a 1:15 reverse stock split that became effective on December 5, 2016. We are currently trading under a temporary symbol (RTNBD) for a period of 20 days, after which we will revert back to RTNB. This reverse split now allows us to pursue a listing on the Nasdaq Capital Market which, in turn, would elevate our profile among a broader range of institutional and other investors.
Our greatest asset is our people. At root9B, we have assembled extraordinary talent from the Department of Defense, intelligence community, law enforcement and the commercial sector. Together, we have developed and deployed multi-platform products and services for CIOs, CISOs and IT security teams facing rising cyber threats and a severe cybersecurity workforce shortage. This includes the first-ever commercial Security-as-a-Service and HUNT (Active Adversary Pursuit) Model, the first-ever agentless HUNT Platform, and more than 15 organic threat-defense software capabilities. root9B also opened the Adversary Pursuit Center (“APC”) in Colorado Springs, a first-of-its-kind, 24/7 manned operations facility. The ability to offer this level of expertise to CIOs, CISOs, and IT security teams who are struggling with cyber operations and threat defense in the face of a severe cybersecurity workforce shortage is what really sets root9B apart. It also embodies the vision of root9B’s founder, Eric Hipkins.

root9B was recently named the #1 company on the Cybersecurity 500 for the fourth consecutive quarter, and continues to be recognized as a leader and pioneer in the Manned Information Security and Adversary Pursuit Operations HUNT market.
Although challenges remain, we believe we are taking the necessary steps to meaningfully address the myriad of opportunities inherent in the global cybersecurity market.
We appreciate your ongoing support and pledge to continue to champion your investment.
Respectfully submitted,
/s/ Joseph J. Grano, Jr.

Joseph J. Grano, Jr.
Chairman & CEO